Putnam TAX EXEMPT INCOME Fund, September 30, 2004, annual report


Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended September 30, 2004, Putnam Management has assumed $42,972 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 		Class A	62,045
		Class B	3,219
		Class C	388

72DD2		Class M	304


73A1		Class A	0.391489
		Class B	0.334662
		Class C	0.321414

74A2		Class M	0.366058


74U1		Class A	148,880
		Class B	8,153
		Class C	1,093

74U2		Class M	688


74V1		Class A	8.85
		Class B	8.86
		Class C	8.86

74V2		Class M	8.88